EXHIBIT 4.3.9

NINTH AMENDMENT TO

SHAREHOLDER PROTECTION RIGHTS AGREEMENT

THIS NINTH AMENDMENT (this “Amendment”), effective as of August 2, 2012 is between PRGX GLOBAL, INC., a Georgia corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company, as Rights Agent (“AST” or the “Rights Agent”).

WITNESSETH

WHEREAS, in connection with that certain Shareholder Protection Rights Agreement dated as of August 9, 2000, as amended effective March 12, 2002, August 16, 2002, November 7, 2005, November 14, 2005, March 16, 2006, September 17, 2007, August 9, 2010 and August 4, 2011, between the Company and the Rights Agent (the “Agreement”), the Board of Directors of the Company deems it advisable and in the best interest of the Company and its shareholders to amend the Agreement in accordance with Section 5.4 thereof; and

WHEREAS, pursuant to its authority under Section 5.4 of the Agreement, the Board of Directors of the Company has authorized and approved this Amendment to the Agreement set forth herein.

NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

1. Definitions. Capitalized terms used in this Amendment, which are not otherwise defined herein, are used with the same meaning ascribed to such terms in the Agreement.

2. Amendment.

  The definition of “Expiration Time” in Section 1.1 is hereby deleted in its entirety and replaced to read as follows:

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the close of business on August 9, 2013 and (iv) the merger of the Company into another corporation pursuant to an agreement entered into when there is no Acquiring Person unless such transaction would constitute a Flip-over Transaction or Event.

3. Counterparts. This Amendment may be executed in any one or more counterparts, each of which shall be deemed an original and all of which shall together constitute the same Amendment.

4. Ratification. Except as modified and amended as set forth herein, the Agreement is hereby ratified and confirmed without further modification or amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above written.

PRGX GLOBAL, INC.

By:	/s/ Victor A. Allums
Name:	Victor A. Allums
Title:	Senior Vice President and General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Barbara J. Robbins
Name:	Barbara J. Robbins
Title:	Vice President

[NINTH AMENEMDMENT TO SHAREHOLDER PROTECTION RIGHTS AGREEMENT]